Exhibit 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                          ASSURANCEAMERICA CORPORATION

      I, the undersigned, a natural person of the age of 21 years or more, acting as President and Chief Executive Officer of the above-referenced corporation under the Nevada Revised Statutes, adopt the following Amended and Restated Articles of Incorporation for such corporation.

CORPORATE NAME

      The name of the corporation is ASSURANCEAMERICA CORPORATION.

DURATION OF CORPORATION

      The corporation is to have perpetual existence.

CORPORATE PURPOSE

      The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Nevada Revised Statutes.

SHARES

      The aggregate number of shares which the Corporation shall have authority to issue is 60,000,000, par value of $0.01 per share. All shares of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid shares of the Corporation shall not be liable to any further call or assessment.

COMMENCING BUSINESS

      The Corporation will not commence business until consideration of a value of at least $1,000 has been received for the issuance of shares.

SHAREHOLDER RIGHTS

      The authorized shares of stock of the Corporation may be issued at such time, upon such terms and conditions, and for such consideration as the Board of Directors shall determine. Shareholders shall not have preemptive rights to acquire unissued shares of the stock of the Corporation.

BYLAWS

      The Directors shall adopt Bylaws which are not inconsistent with law or these Articles for the regulation and management of the affairs of the Corporation. The Bylaws may be amended from time to time or repealed pursuant to law.

OFFICERS' AND DIRECTORS' CONTRACTS

      No contract or other transaction between this corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof, which authorizes, approved or ratifies such contract or transaction, or because his or their votes are counted for such purpose if: (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested director; or
(b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to the corporation.

      Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves or ratifies such contract or transaction.


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      DATED this 30th day of June, 2003.

                       /s/ Lawrence Stumbaugh
                       ---------------------------------------------------------
                       Lawrence Stumbaugh, President and Chief Executive Officer

STATE OF GEORGIA                  )
                                  )    ss.
COUNTY OF COBB                    )

      On the 30th day of June, 2003, personally appeared before me Lawrence Stumbaugh who, being by me first duly sworn, declared that he is the person who signed the foregoing document as President and Chief Executive Officer and that the statements therein contained are true.

My Commission Expires:

March 11, 2004                               /s/ Tracy L. Smith
-----------------------------------          -----------------------------------
                                                       Notary Public


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